Exhibit 107.1
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Workday, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities						☐ Not Applicable

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)	Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	20,000,000(2)	$115.95(3)	$2,319,000,000(3)	0.00013810	$320,253.90
Equity	Class A common stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	7,000,000(4)	$98.56(5)	$689,920,000(5)	0.00013810	$95,277.95
Total Offering Amounts					$3,008,920,000		$415,531.85
Total Fee Offsets(6)							0
Net Fee Due							$415,531.85

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Workday, Inc. Amended and Restated 2022 Equity Incentive Plan (the “A&R EIP”) and the Workday, Inc. Amended and Restated 2012 Employee Stock Purchase Plan (the “A&R ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration and that results in an increase in the number of outstanding shares of Class A common stock, par value $0.001 per share (the “Class A common stock”) of Workday, Inc. (the “Registrant”).
(2)Represents additional shares of the Registrant’s Class A common stock to be registered and available for grant under its A&R EIP. The Registrant’s stockholders approved an increase to the aggregate number of shares of Class A common stock available for issuance under the A&R EIP on June 16, 2026.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act . The price of $115.95 per share represents the average of the high and low prices of the Class A common stock as quoted on The Nasdaq Global Select Market on June 22, 2026, a date within five business days prior to the filing of this Registration Statement.
(4)Represents additional shares of the Registrant’s Class A common stock to be registered and available for grant under its A&R ESPP. The Registrant’s stockholders approved an increase to the aggregate number of shares of Class A common stock available for issuance under the A&R ESPP on June 16, 2026.
(5)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Class A common stock as quoted on The Nasdaq Global Select Market on June 22, 2026, a date within five business days prior to the filing of this Registration Statement. Under the A&R ESPP, the purchase price of a share of Class A common stock is equal to 85% of the fair market value of the Class A common stock on the offering date or the purchase date, whichever is less.
(6)The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

Table 3: Fee Table Offset N/A	☑ Not Applicable